Sheet1

MuniYield California Insured Fund II, Inc.
File Number: 811-6692
CIK Number: 888410
For the Period Ending: 10/31/2001

Pursuant to Exemptive Order No. IC-15520 the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended October 31, 2001.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

11/07/2000	$ 3,000	Cal Hsg Fin Agy Rev/Dly	4.20%	02/01/2026
02/07/2001	2,795	Cal Hsg Fin Agy Rev/Dly	1.75	02/01/2026
05/30/2001	4,000	Cal Hsg Fin Agy Rev/Dly	4.20	02/01/2026

Last Updated on 12/28/2001
By Karen Lang